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                                                                    EXHIBIT 10.1

                            SHARE PURCHASE AGREEMENT


                                    REGARDING
                         PURCHASE OF 3.529.588 SHARES IN
                              SEA TRUCK HOLDING AS














This Share Purchase Agreement (this "AGREEMENT") is made by and between


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1.       The shareholders listed in Attachment 1 to this Agreement; represented by power of attorneys by Mr. Thor Skandsen ("SKANDSEN"), Opalv. 13A, 4318 Sandnes and Anton M. Larsen ("LARSEN"), Kapellvn. 48, 4319 Sandnes,

         hereinafter jointly referred to as the "SELLERS",

         and

2. Gulf Offshore Norge AS, with its registered address at Strandveien 50 E, 1366 Lysaker, Norge,

         hereinafter referred to as the "PURCHASER",

together hereinafter referred to as the "PARTIES" and individually as a "PARTY".


                                    PREAMBLE

- The Sellers own 3.529.588 shares (the "SHARES") in Sea Truck Holding AS and desire to sell the Shares to the Purchaser.

-        The Purchaser desires to acquire the Shares.

- This Agreement sets forth the terms and conditions of the sale of the Shares from the Sellers to the Purchaser.


1.       DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified below:

"CLOSING" is defined in Section 2.3.

"CLOSING DATE" means the date and time as of which the Closing actually takes place.

"COMPANY" means Sea Truck Holding AS, Organisation No. 930 395 404, with its registered address at Strandgt. 5 N-4307 Sandnes, Norway.

"COMPLETION OF THE DEMERGER" means when the Demerger has been registered by the Norwegian Register of Business Enterprises in accordance with the Norwegian Limited Liability Companies Act of 13 June 1997 No 44 (hereinafter referred to as the "Companies Act") Section 14-8, cf. Section 13-16.

"DEMERGER" means the demerger of Sea Truck Holding AS contemplated prior to, and independently of, the acquisition of the Shares, and approved by the Company's General Meeting 27 February 2001 and anticipated to be completed at approximately 18 June 2001.

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"ENVIRONMENT" means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource.

"ESCROW ACCOUNT AGREEMENT" means the Escrow Account Agreement enclosed hereto as Attachment 2.

"GOVERNMENTAL BODY" means any political subdivision or jurisdiction of any nature, any government or governmental or quasi-governmental authority of any nature, any multinational organisation or body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"GROUP COMPANY" means either the Company or any of its Subsidiaries.

"GAAP" means generally accepted accounting principles in Norway.

"ORDER" means any award, decision, injunction, judgement, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

"ORGANISATIONAL DOCUMENTS" means (a) the memorandum, articles or certificate of incorporation or association and the bylaws and any similar constitutive document of a company; (b) the partnership or other similar agreement of any general or limited partnership or any association or other entity; (c) any charter or similar document adopted or filed in connection with the creation, formation or organisation of any Person; and (d) any filing or registration with any trade, commercial or other similar registry; and (e) any amendment to any of the foregoing.

"PERSON" means any individual or legal entity.

"PURCHASE PRICE" is defined in Section 2.1.

"RELATED PERSON" means with respect to a Person any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, any Person that holds a material interest in such specified Person or in which such specified Person holds a material interest and each Person that serves as a director, officer, partner, executor or trustee of such specified Person or of any Related Person.

"SHARES" is defined in the Preamble.

"SUBSIDIARY" means with respect to any Person (the "Owner"), any company or other entity of which securities or other interests having the power to elect a majority of that entity's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"TAXES" means all taxes, however denominated, including interest, penalties and other additions to tax that may become payable, imposed by any applicable statute, rule or regulation or any Governmental Body, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, unemployment insurance, social security or other social benefits taxes, sales, use,

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value added, ad valorem, excise, franchise, gross receipts, business licenses, occupations, real or personal property, stamps, transfers, imports, exports, environment and workers' compensation, which any Group Company is required to pay, withhold or collect.

"TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any applicable statute, rule or regulation relating to any Tax.

"VESSELS" means the vessels owned by the Company including PSV "Sound Truck", PSV "Stout Truck", PSV "Stream Truck", PSV "Zacharias" (ex. Sea Truck), PSV "Safe Truck".

2.     SALE AND PURCHASE OF SHARES; CLOSING

2.1    PURCHASE PRICE

Purchaser shall transfer an amount of NOK 51 per Share, which in the aggregate amounts to NOK 180.008.899 (the "PURCHASE PRICE") to the Escrow Account (as defined in the Escrow Account Agreement) within two banking days of the signing of this Agreement.

2.2    CLOSING TRANSACTIONS

Subject to the conditions set forth in this Agreement, at Closing the Sellers shall sell and transfer all of the Shares to the Purchaser and the Purchase Price shall be released to the Sellers in accordance with the provisions of the Escrow Account Agreement.

2.3    CLOSING

The purchase and sale (the "CLOSING") provided for in this Agreement shall take place at the offices of Wiersholm, Mellbye & Bech, Kirkegaten 15, Oslo, Norway, at 10:00 a.m. (local time) immediately after Completion of the Demerger or at such other time and place as the parties may agree.

Notwithstanding the above, if the Completion of the Demerger has not taken place before or at 18 July 2001, the Purchaser shall have the right at his own discretion to decide that the Closing shall take place at 19 July 2001 or within two weeks thereafter. The Parties shall in such case use their best efforts to find an appropriate way to transfer the assets and liabilities comprised by the Demerger plan to the Sellers, provided, however, that the Sellers in such case shall indemnify the Purchaser for any costs (including tax) incurred by the Purchaser as a consequence thereof.

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2.4    CLOSING OBLIGATIONS

At the Closing

(a) The Sellers shall confirm that the Purchaser is duly registered in the Company's shareholders' registry according to the Companies Act Sections 4-5, 4-7 and 4-10 and (ii) a certificate from the Register of Business Enterprises that the completion of the Demerger has been properly registered, unless waived by the Purchaser.

(b) The Sellers shall receive the Purchase Price in accordance with the provision of the Escrow Account Agreement.

3.     THE SELLERS' WARRANTIES

The Sellers warrant to the Purchaser, as at the date of this Agreement and at the Closing, on a joint and several basis, as follows:

3.1    ORGANISATION; CAPITALISATION

The Company is a limited liability company duly organised and validly existing under the laws of Norway with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform its obligations under all contracts to which it is a party. The Company is registered with the Norwegian Register of Business Enterprises under Organisation No. 930 395 404.

The share capital of the Company is NOK 6.860.152,- divided into 6.860.152 shares, each with a nominal value of NOK 1,-. The capital of the Company has been fully paid in.

The Articles of Association of the Company are attached to this Agreement as Attachment 3. The Articles of Association of the Company are in full force and effect.

3.2    POWER AND AUTHORITY

The execution, delivery and performance of this Agreement by the Sellers have been duly and validly authorized by all requisite action. This Agreement has been duly executed and delivered by the Sellers and assuming the due authorization, execution and delivery hereof by Purchaser constitutes the legal, valid and binding obligation of Sellers, enforceable against them in accordance with its terms. Skandsen and Larsen are authorized to represent each of the Sellers for all purposes relating to this Agreement.

3.3    TITLE TO THE SHARES

All of the Shares are owned of record and beneficially by the Sellers, free and clear of all liens and encumbrances. No Person has any right to acquire any Shares

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or other rights to the equity of the Company. Upon consummation of the purchase and sale of the Shares as contemplated hereby, the Purchaser will own all of the Shares, free and clear of all liens and encumbrances and no other rights to the equity of the Company will be outstanding.

3.4    SUBSIDIARIES

Attachment 4 contains a true and complete list of all Subsidiaries of the Company.

Except as set forth in Attachment 4, all of the outstanding shares in and other rights to the equity of each Subsidiary are owned of record and beneficially by one or more Group Companies, free and clear of all liens and encumbrances. No Person has any right to acquire any shares in or other rights to the equity of any Subsidiary, and there are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Subsidiary.

The Sellers have delivered to the Purchaser true and complete copies of all Organisational Documents of all Subsidiaries currently in force.

3.5    FINANCIAL STATEMENTS

The Sellers has delivered to the Purchaser audited balance sheets of the Company as at 31 December 2000, and the related audited statements of income and cash flows for the fiscal years then ended, together with the report thereon of Deloitte & Touche, including in each case the notes thereto, attached hereto as Attachment 5.

The financial statements and notes mentioned above fairly present the financial condition and the results of operations and cash flows of the Company as at the respective dates of, and for the periods referred to, in the financial statements, all in accordance with applicable laws and regulations and GAAP, and, except as disclosed therein, such financial statements reflect the consistent application of such accounting principles throughout the periods involved.

3.6    NO UNDISCLOSED LIABILITIES

The Group Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) which are not reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of 31 December 2000, and the notes thereto, except for liabilities or obligations pursuant to agreements entered into in the ordinary course of business which according to applicable laws and regulations and GAAP need not be reflected or reserved against in financial statements and except for current liabilities incurred in the ordinary course of business since 1 January 2001.

3.7    AGREEMENTS

Attachment 6 contains a true and complete list of all material agreements to which any Group Company is a party. All such agreements are valid and enforceable in

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accordance with their terms, and no event has occurred or circumstance exists which constitutes, or with notice or lapse of time (or both) would constitute, an event of default by any Group Company or any other party to such a material contract. The entering into of this Agreement does not give any party the right to terminate, renegotiate or otherwise alter the terms and conditions of any such material contract to which any Group Company is a party.

3.8    BOOKS AND RECORDS

The books of account, minute books and other records of each Group Company, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices and all applicable laws and regulations.

3.9    TITLE TO PROPERTIES/VESSELS

Each Group Company owns all the properties and assets, including but not limited to the Vessels, reflected in the balance sheet as of 31 December 2000 (whether real, personal or mixed, and whether tangible or intangible) and all such properties and assets are inn good working order and free from any defects or shortcomings that the Sellers were aware of or could reasonably be expected to be aware of.

3.10   ACCOUNTS RECEIVABLE

All accounts receivable of the Group Companies that are reflected on the consolidated balance sheet as of 31 December 2000 represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and will be collectible when due.

3.11   TAXES

Each Group Company has filed or caused to be filed all Tax Returns that are or were required to be filed, which Tax Returns are true, correct and complete. Each Group Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by such Company. All Taxes that each Group Company is or was required by applicable laws and regulations to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person. Sellers and each Group Company have agreed to and approved Purchaser's election, to the extent permitted or required, pursuant to Section 388 of the United States Internal Revenue Code of 1976, as amended, or the regulations promulgated thereunder, to treat the purchase of the Shares as a purchase of assets.

3.12   CONDUCT OF BUSINESS; NO MATERIAL ADVERSE CHANGE

(a) Since 1 January 2001 the business of the Group Companies has been conducted only in the ordinary course of business;

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(b)    The Group Companies management and employees have used all reasonable efforts to preserve intact the current business organisation of the Group Companies, kept available the services of the current officers, employees and agents of the Group Companies, and maintained the relations and goodwill with suppliers, customers, creditors, employees, agents and others having business relationships with the Group Companies;

(c) Since 1 January 2001, no distribution (whether in the form of dividend or otherwise) has been made from the Company;


(d) Since 1 January 2000, there has not been any material adverse change in the business, operations, properties, assets or condition of the Group Companies taken as a whole which has not been considered or has been stated in the Completion Accounts; and no event has occurred that may reasonably be expected to result in such a material adverse change to the knowledge of the Sellers.

3.13   EMPLOYEE MATTERS

All employment agreements, pension and other employee benefits, fringe benefit and compensation plans and arrangements of the Group Companies have been made on customary terms for the industry.

Since 1 January 2000 there has not been, and there is not presently pending, existing or threatened any work stoppage or other labour dispute in any Group Company.

3.14   COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORISATIONS

All of the Group Companies are, and have always been, in full compliance with all applicable laws and regulations, permits issued to it by any Governmental Body and Orders binding upon them, including, without limitation, those relating to owning and operating vessels and those relating to the Environment.

The Group Company further are, and have always been, in full compliance with all terms and conditions set by any Governmental Body in connection with any form of financing or subsidy rendered to any Group Company by such Governmental Body.

3.15   LEGAL PROCEEDINGS

Except as set forth in Attachment 7, no Group Company is a party to any civil or criminal legal proceeding or any Order. To the best of Sellers knowledge, there are no potential claims against the Group Companies and there is no significant risk that any Group Company will become involved in any other material civil or criminal legal proceeding.

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3.16   MEMBERS OF THE BOARD OF DIRECTORS AND SHAREHOLDERS

Except as set forth in Attachment 8, there exist no obligations, liabilities or commitments between (i) any member of the board of directors in any Group Company and any Group Company, and (ii) any shareholder of the Company and any Group Company.

3.17   ENVIRONMENTAL MATTERS

The Group Companies have not taken any action, or omitted to take any action, and do not own or lease any real property or other assets, which may give rise to any obligation on any Group Company to remediate any part of the Environment.

3.18   INTELLECTUAL PROPERTY

Each of the Group Companies owns, as of the date of this Agreement, or has a valid and fully paid-up perpetual license to use all patents, trademarks and other intellectual property rights, including copy rights for all software products, that it has used or presently uses.

3.19   INSURANCE

Each Group Company and its business have been adequately insured in the period prior to Closing.

3.20   DISCLOSURE

There is no fact or circumstance known to the Sellers (other than general economic or industry conditions) which would reasonably be expected to be material to the Purchaser or the Company in making the decision to enter into this Agreement which has not been disclosed to the Purchaser.

4.     OBLIGATIONS OF THE SELLERS PRIOR TO CLOSING

4.1    ACCESS AND INVESTIGATION

The Sellers shall, and shall cause each Group Company and its representatives to, between the date of this Agreement and the Closing Date

(a) afford the Purchaser and its representatives, its prospective lenders and advisors (collectively, the "Purchaser's Advisors") full and free access to each Group Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data,

(b) furnish the Purchaser and the Purchaser's Advisors with copies of all such contracts, books and records, and other existing documents and data as the Purchaser may reasonably request, and

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(c)    furnish the Purchaser and the Purchaser's Advisors with such additional financial, operating and other data and information as the Purchaser may reasonably request.

4.2    OPERATION OF THE BUSINESSES OF THE GROUP COMPANIES

Between the date of this Agreement and the Closing Date, the Sellers shall, and shall cause each Group Company to:

(a) conduct the business of such Group Company only in the ordinary course of business;


(b) use all reasonable efforts to preserve intact the current business organisation of such Group Company, keep available the services of the current officers, employees and agents of such Group Company, and maintain the relations and goodwill with suppliers, customers, creditors, employees, agents and others having business relationships with such Group Company;

(c) confer with the Purchaser concerning operational matters of a material nature, including any negotiations or other material communications relating to any material contract; and

(d) otherwise report periodically to the Purchaser concerning the status of the business, operations and finances of the Group Companies.


4.3    NEGATIVE OBLIGATION

Between the date of this Agreement and the Closing Date, the Sellers shall not, and shall cause each Group Company not to, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the warranties set forth in Section 3 would fail to be correct if made as of the Closing Date.

4.4    NO DISTRIBUTIONS

The Sellers shall cause the Company not to make any distributions (whether in the form of dividend or otherwise) from the Company between the date of this Agreement and the Closing Date.

4.5    NOTIFICATION

Between the date of this Agreement and the Closing Date, the Sellers shall promptly notify the Purchaser in writing if the Sellers or any Group Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Sellers warranties in Section 3 as of the date of this Agreement, or if the Sellers or any Group Company becomes aware of the occurrence after the date of

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this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such warranty had such warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Sellers shall promptly notify the Purchaser in writing if the Sellers or any Group Company becomes aware of any fact or condition that causes or constitutes any breach of any obligation of the Sellers in this Section 4.

4.6    PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

The Sellers shall cause all indebtedness owed to any Group Company by the Sellers or any Related Person of the Sellers, including, without limitation, all accounts payable to any Group Company, to be paid in full prior to Closing.

4.7    DEMERGER

The Sellers shall, in a timely fashion, take all steps necessary to complete the Demerger, included (i) establishing adequate security in accordance with the Companies Act Section 14-7, cf, Section 13-15, and (ii) as soon as possible after the expiration of the creditors' time limit, give notice to the Register of Business Enterprises of the effect of the Demerger in accordance with the Companies Act Section 14-8, cf. Section 13-16.

4.8    REASONABLE EFFORTS

Between the date of this Agreement and the Closing Date, the Sellers shall use all reasonable efforts to cause the conditions in Section 4 to be satisfied and to take, or cause the Group Companies to take, any other action that may be required or advisable in connection with the transactions contemplated hereby.

The Sellers shall provide all reasonable assistance, if required by the Purchaser, in the process of filing the applications as described in Section 5.1 and the election of Purchaser in Section 3.11.

4.9    NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 8, the Sellers shall not, and shall ensure that the Group Companies or their directors, officers, employees, agents and representatives and Related Parties shall not, directly or indirectly (a) enter into any agreement or arrangement involving the possible acquisition of any Shares or material assets of any Group Company (other than sales of inventory in the ordinary course of business), (b) solicit or encourage offers from, engage in any discussion with, or provide any information to, any Person relating to any such acquisition, or (c) respond to any inquiries from any Person relating to any such acquisition, except to inform such Person that discussions are under way with another party, without naming the Purchaser.

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5.     OBLIGATIONS OF THE PURCHASER PRIOR TO THE CLOSING DATE

5.1    APPROVALS OF GOVERNMENTAL BODIES

As promptly as practicable after the date of this Agreement, the Purchaser shall make all filings required by applicable laws and regulations to be made by them to consummate the transactions contemplated hereby, provided that this Agreement will not require the Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain the approval of any Governmental Body.

5.2    REASONABLE EFFORTS

Except as set forth in the provision to Section 5.1, between the date of this Agreement and the Closing Date, the Purchaser shall use all reasonable efforts to cause the conditions in Section 5 to be satisfied.

6.     CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE

The Purchaser's obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

6.1    ACCURACY OF WARRANTIES

The warranties of the Sellers in Section 3 must be accurate in all respects material to the transactions contemplated hereby and to the business, assets, financial condition or prospects of the Group Companies taken as a whole.

6.2    PERFORMANCE BY THE SELLERS AND THE COMPANY

All of the obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all respects material to the transactions contemplated hereby.

6.3    NO PROHIBITION

Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), result in a material violation of any applicable law, regulation or Order that is in effect or proposed for adoption.

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6.4    NO MATERIAL ADVERSE CHANGE

No material adverse change shall have occurred prior to the Closing with respect to the assets, business, prospects, financial condition or results of operations of the Group Companies taken as a whole.

6.5    LEGAL DUE DILIGENCE

A satisfactory limited legal due diligence investigation of the Group Companies, which does not reveal any major negative circumstances or conditions with respect to the assets, business, prospects, financial conditions or results of the operations of the Group Companies, shall have been carried out by the Purchaser's legal advisers.

7.     CONDITION PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE

The obligation of the Sellers to sell the Shares and take the other actions required to be taken by the Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of the following condition (which may be waived by the Purchaser, in whole or in part):

7.1    THE PURCHASER'S PERFORMANCE

All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects material to the transactions contemplated hereby.

8.     UNWINDING

8.1    UNWINDING CONDITIONS

This Agreement may be unwound (a) by mutual consent of the Sellers and the Purchaser, (b) by the Purchaser, if the Completion of the Demerger has not taken place before or at 18 July 2001 and provided the Purchaser has not decided that the Closing shall take place irrespectively of the Completion of the Demerger, or (c) by either of the Sellers or the Purchaser, upon five business days prior written notice, if the conditions set forth in Section 4, 5 and 6 of this Agreement are not met within 120 days after the date of signing of this Agreement and the Escrow Account Agreement, provided however, that (i) the Sellers may not demand unwinding pursuant to (c) above if the non fulfilment of the conditions in Sections 4, 5 and 6 results from the non Completion of the Demerger, and (ii) neither the Sellers nor the Purchaser may demand the unwinding pursuant to (c) above if the non fulfilment of the conditions in Sections 4, 5 and 6 resultsdirectly or indirectly from breach of any provision of this Agreement or the Escrow Account Agreement by the Party which desires to unwind this Agreement.

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9.     TERMINATION

9.1    TERMINATION EVENTS

This Agreement may be terminated:

a. by either the Sellers or the Purchaser, upon 5 business days prior written notice to the other, within 90 days after Closing if a breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is material to the transactions contemplated hereby or to the business, assets, financial condition or prospect of the Company taken as a whole;

b.     by mutual consent of the Sellers and the Purchaser.

Notification under this Article must, in order to be valid, be given without undue delay after the Party in question becomes aware, or should have been aware of the circumstance that triggers a claim based on this clause.

9.2    EFFECT OF TERMINATION

If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.3 and Section 11.6 will survive; provided, however, that if this Agreement is terminated by a Party because of the material breach (ref. article
9.1 above) of the Agreement by the other Party, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired in accordance with section 11.5 and 11.6.

10.    INDEMNIFICATION BY THE SELLERS

10.1   INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE SELLERS

The Sellers shall, pro rata, indemnify and hold harmless the Purchaser for any loss, whether in the form of a third party liability, an expense (including costs of investigation and defence and reasonable attorneys' fees), diminution of value or otherwise, arising, directly from:

(a)    any breach of any of the warranties made by the Sellers in Section 3, and


(b) any material breach by the Sellers of any of their obligations in this Agreement with the condition that the circumstance is within the Sellers' control.

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10.2   TIME LIMITATIONS

The Sellers shall have no liability (for indemnification or otherwise) with respect to any warranty or obligation to be performed and complied with prior to the Closing Date unless on or before one year from Closing the Purchaser notifies the Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser, provided, however, that such notice in respect of a claim based on breach of the warranty in
Section 3.14 and Section 3.16, compliance with laws and environment, may be made as long as the Company may be exposed to any liability according to applicable law; and further provided that a claim based on breach of the warranty in
Section 3.11, tax, may be made within ten years from Closing. In instances where other sections of this Agreement contain a shorter time limitation, such shorter time limitation shall be binding to the Parties.

10.3   LIMITATIONS ON PAYMENTS

The Sellers shall have no liability (for indemnification or otherwise) with respect to any loss (as described in Section 10.1), until the total of all losses exceeds NOK 1.000.000,-, but shall then be liable for the total amount of such losses, provided, however that the Sellers shall not be liable for any losses exceeding in the aggregate the Purchase Price.

10.4   UNLIMITED LIABILITY FOR INTENTIONAL BREACH

The limitations set forth in Section 10.2 and Section 10.3 shall not apply to claims based on any breach of the warranties of the Sellers in this Agreement of which any of the Directors in the Group Company's Board of Directors or the Group Company's Managing Director had, or would in the absence of gross negligence have had, knowledge at any time prior to the date hereof nor to any intentional or grossly negligent breach by the Sellers of any of its obligations under this Agreement.

12.    GENERAL PROVISIONS

12.1   EXPENSES; ADVISORS' ADVICE

Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants.

With respect to the work provided by Deloitte & Touche Advokater DA, for the Board of Sea Truck Holding AS since 1 April 2001, these expenses shall be charged the Company directly.

Each Party is responsible for obtaining tax, accounting and other advice relating to the transactions contemplated by this Agreement, including, without limitation, advice regarding the structuring of such transactions, from its own advisors, and, if one Party shares the advice of its advisors with the other Parties, such Party shall not have any liability of any kind or nature to such other Parties with respect to such advice.

12.2   PUBLIC ANNOUNCEMENTS

The initial press release disclosing this Agreement and the transactions contemplated hereby shall require the approval of all Parties. The Parties shall to the extent practicable consult with each other regarding any subsequent public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby. The Parties shall consult with each other concerning the means by which the Company's employees, customers and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereby, and the Purchaser will have the right to be present for any such communication.

12.3   CONFIDENTIALITY

The Sellers and the Purchaser shall maintain in confidence, and shall cause their respective directors, officers, employees, agents and advisors to maintain in confidence, any written, oral or other information obtained in confidence from the other Party or the Company in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by law, regulation or legal process.

If the transactions contemplated hereby are not consummated, each Party shall return or destroy as much of such written information as the other Party may reasonably request. Whether or not the Closing takes place, the Sellers shall waive, and shall upon the Purchaser's request cause the Company to waive, any cause of action, right or claim arising out of the access of the Purchaser and its representatives to any trade secrets or other confidential information of the Company except for grossly negligent or intentional competitive misuse by the Purchaser of such trade secrets or confidential information.

12.4   NOTICES

All notices, requests, demands, and other communications required or permitted by this Agreement shall be in writing in the English language and (a) delivered by messenger; (b) transmitted by telecopier; or (c) delivered by a reputable international courier service, with courier charges paid or payable by the sender.

All such notices and other communications shall be addressed as follows to the respective parties set forth below or to such other address as any such party may hereafter specify in writing:

Notices to the Sellers shall be addressed to:

         any of the shareholders listed in Attachment 1, with a copy to:

         Mr. Thor Skandsen,
         Opalv. 13A,
         4318 Sandnes,
         Norway, and

         Anton M. Larsen,
         Kapellvn. 48,
         4319 Sandnes,
         Norway

         with a copy to:

         Deloitte & Touche Advokater DA
         P.O. Box 287 Stavanger,
         Norway
         Attention:  Finn Eide
         Fax: + 47 51 81 56 50
         Tel:  + 47 51 81 56 40

         Notices to the Purchaser shall be addressed to:

         Gulf Offshore Norge AS c/o Gulf Offshore N.S. Ltd,
         184-192 Market Street,
         Aberdeen, AB11 SPQ, UK
         Attention: Managing Director
         Fax: (01224) 336039
         Tel: (01224) 336030

       with a copy to:

       Wiersholm, Mellbye & Bech
       PO Box 1400 Vika
       0115 Oslo, Norway
       Attention: Torkel Ern0

       Fax: 210 210 01
       Tel: 210 210 00


Notices shall be deemed to have been given (i) on the day of delivery (evidenced by a signed receipt) if delivered by messenger; (ii) two business days after it has been delivered to a reputable international courier service; or (iii) on the day sent by telecopy if the transmission is confirmed by the sender's telecopier.

12.5   GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Norway.

12.6   DISPUTE RESOLUTION

Except as set forth below, any dispute relating in any way to this Agreement, the rights or obligations of the parties hereunder, or the transactions contemplated hereby, shall be finally settled by arbitration conducted in the Norwegian language, held in Oslo, Norway, in accordance with the procedural rules of Chapter 32 of the Norwegian Civil Procedures Act. The arbitration shall be held before a panel of three arbitrators, one of whom shall be chosen by the Sellers, one of whom shall be chosen by the Purchaser and one of whom (who shall be the chairman of the panel) by the first two arbitrators so selected. In the event of any failure by a party to appoint its arbitrator within thirty days after the request for arbitration is first given, or the failure by the first two arbitrators to appoint the third arbitrator within thirty days after the appointment of the last of the first two arbitrators to be appointed, such arbitrator or arbitrators shall at the request of either party be appointed by the Oslo City Court. Any Party may seek judgement upon any award in any court having jurisdiction or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

Notwithstanding the above, any Party hereto may bring an action in any court of competent jurisdiction (i) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgment attachment of assets, or (ii) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this provision, each Party hereby consents to the exclusive jurisdiction of the courts of Oslo, Norway.

12.7   ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS

No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties, except that the Purchaser may assign any of its rights under this Agreement to any Subsidiary or Shareholders of the Purchaser. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

12.8   HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.

The Parties claims and liabilities based on this Agreement shall be transferred to the Parties possible judicial successors.

12.9   ATTACHMENTS

The following attachments constitute part of this Agreement:

Attachment 1: List of Shareholders defined as Sellers in this Agreement. Attachment 2: Escrow Account Agreement.
Attachment 3: Articles of Association of the Company.
Attachment 4: List of all Subsidiaries of the Company.
Attachment 5: Audited balance sheet of the Company as at 31 December 2000. Attachment 6: Complete list of all material agreements to which any Group Company is a party.
Attachment 7: List of legal proceedings to which any Group Company is a party. Attachment 8: Obligations, liabilities or commitments between a board member/shareholder of the Company and any Group Company.

                                      * * *

This Agreement is signed in 2 original copies of which the Parties retain one copy each.

                              Sandnes, 28 May 2001


Signed for and on behalf of all of the Sellers:



----------------------             ----------------------
Anton M. Larsen                    Thor Skandsen



Signed for and on behalf of the Purchaser:



----------------------
Gulf Offshore Norge AS